Exhibit 99.1

BioTime Announces the Appointment of Lesley Stolz as Executive Vice President of Corporate Development

ALAMEDA, Calif.--(BUSINESS WIRE)--August 21, 2013--BioTime, Inc. (NYSE MKT: BTX), a biotechnology company that develops and markets products in the field of regenerative medicine, today announced the expansion of its senior management team with the appointment of Lesley Stolz, Ph.D. as Executive Vice President, Corporate Development. Dr. Stolz has more than 18 years of life science industry experience in corporate and business development.

“Lesley brings a strong background in corporate and business development to BioTime including more than twenty successfully concluded technology and therapeutics partnering and financing transactions in the life sciences,” said Michael D. West, PhD, BioTime’s Chief Executive Officer. “She will have primary responsibility for interactions with both investors and corporate partners. Additionally, she will focus on identifying and implementing strategic initiatives for BioTime and its subsidiaries. As we complete the building of our leading technology and intellectual property position in regenerative medicine and begin clinical trials with multiple products, Lesley will work with corporate partners and investors on the next stage of BioTime’s development. As with previous new technologies in the history of biotechnology, it is likely that many regenerative medicine therapeutics will be developed through partnerships between biotechnology companies and commercial therapeutics companies.”

Prior to joining BioTime, Dr. Stolz was vice president of business development for Sutro Biopharma, Inc., a company focused on protein therapeutics, where she was responsible for all corporate partnering activities as well as business strategy development and implementation, and capital raising. Earlier in her career, Dr. Stolz worked with Sunesis Pharmaceuticals,Inc., Aerovance, Inc., and GPC Biotech AG in Munich, Germany. Dr. Stolz holds a Ph.D. in chemistry from the University of Rochester, and a bachelor of science degree in chemistry from the University of Virginia. She conducted postdoctoral research at the Harvard Medical School Department of Biochemistry and Molecular Pharmacology.

About BioTime, Inc.

BioTime is a biotechnology company engaged in research and product development in the field of regenerative medicine. Regenerative medicine refers to therapies based on stem cell technology that are designed to rebuild cell and tissue function lost due to degenerative disease or injury. BioTime’s focus is on pluripotent stem cell technology based on human embryonic stem (“hES”) cells and induced pluripotent stem (“iPS”) cells. hES and iPS cells provide a means of manufacturing every cell type in the human body and therefore show considerable promise for the development of a number of new therapeutic products. BioTime’s therapeutic and research products include a wide array of proprietary PureStem™ progenitors, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (a HyStem® product) as a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. In addition, BioTime has developed Hextend®, a blood plasma volume expander for use in surgery, emergency trauma treatment and other applications. Hextend® is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements.

BioTime is also developing stem cell and other products for research, therapeutic, and diagnostic use through its subsidiaries:

  OncoCyte Corporation is developing products and technologies to diagnose and treat cancer.
  ES Cell International Pte Ltd., a Singapore private limited company, develops hES products for research use.
  OrthoCyte Corporation is developing therapies to treat orthopedic disorders, diseases and injuries.
  ReCyte Therapeutics, Inc. is developing therapies to treat a variety of blood and lymphatic vascular disorders, as well as products for research using iPS and other cell reprogramming technology.
  Cell Cure Neurosciences Ltd. is an Israel-based biotechnology company focused on developing stem cell-based therapies for retinal and neurological degenerative diseases. Its lead product is OpRegen® for the treatment of macular degeneration.
  LifeMap Sciences, Inc. markets, sells and distributes GeneCards®, the leading human gene database, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery™ database of embryonic development, stem cell research and regenerative medicine, and MalaCards, the human disease database. LifeMap Sciences also markets BioTime research products and PanDaTox, an innovative, recently developed, searchable database that can aid in the discovery of new antibiotics and biotechnologically beneficial products.
  Asterias Biotherapeutics, Inc. is a new subsidiary being used to acquire the stem cell assets of Geron Corporation, including patents and other intellectual property, biological materials, reagents and equipment for the development of new therapeutic products for regenerative medicine.

Additional information about BioTime can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Robert Peabody, 510-521-3390 ext. 302
Sr. VP & CFO
rpeabody@biotimemail.com
or
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com